District Court for the Central Region
March 4, 2010, Before the Hon. Judge Shinman

 KWALTA TRADING LIMITED

 The Applicant
Vs.

1.	Terra Vitae
2.	RegenoCELL Laboratories

The Respondent

For the Applicant: Adv. Asaf Biger; Adv. Shahar Avraham-Giller
Affiants: Mr. David Reese; Mr. Valentin Fulga

For the Respondents: Adv. Daniel Lerner; Adv. Tal Dahan
Affiants: Dr. Adina Belleli; Mr. James Mongiardo; Mr. Vincent Mak; Prof. Michael Belkin

Protocol
The attorneys for the parties herby notify that they have reached a final settlement in their dispute and ask it to be given the effect of a Judgment:

Without any derogation or reduction to any of the aforementioned parties' rights or contentions, in the abovementioned proceeding or in other past or ongoing proceedings between any of the parties or parties that ere related to them, in Israel or abroad, the parties hereby notify that they have reached a settlement agreement in the abovementioned proceeding, and asks the Hon. Court to grant it the effect of a Judgment, as follows:

1.
The Applicant will act, on its own expense and with the assistance of its attorneys, computer experts (the "Computer Experts"), haulers and a Photocopy company (the "Professional Assistants") which will be hired for this matter, to copy all the documents, the computer files that are in the computers and the electronic media storage devices and all other material that was seized by the Seizer, Adv. David Kolb, ("the Seizer"), on February 10, 2010, according to the ex-parte decision granted on February 9, 2010 (the "Files"). The parties agree that in order to accomplish the work, the Files will be transferred from the Seizer's possession and will be transferred to the possession of the Professional Assistants who will copy the Files. The Applicant will not be eligible to receive any information that is privileged and confidential under client-attorney privilege, any financial information, business information or private information of any of the employees, subject to approval by the parties' attorneys. The Respondents will be granted the right for their representatives (in a reasonable quantity) to be present during the copying actions in order to confirm what was agreed upon in the last sentence. The computers and the electronic media storage will be returned to the laboratories (as defined below) not later than March 10, 2009 at 20:00 Hrs. The rest of the Files will be returned to the Respondent's laboratory on Pinchas Saphire street, Ness Ziona ("the Laboratory") by March 25, 2010. If Files will be copied sooner they will be returned to the Laboratory within 24 hours subsequent to their copying. Until the Files are retrieved as abovementioned, the Applicant will bear the responsibility for the Files as a bailee under the Bailors Act-1967.

2.
Mr. James Frank Mongiardo will act to the transference of the hard disc, containing a backup of the information in dispute, which is in his possession, to the offices of an attorney located in Boston, U.S.A, of whom identity will be agreed upon the parties by March 8, 2010 ("the Trustee"). The disc will be transferred by March 10, 2010 (end of business day, Boston time).

3.	Mr. James Frank Mongiardo, Mr. Vincent Mak and Dr. Adina Belleli ("the Affiants") will sign a lawful and notarized affidavit, which will include the following confirmations and undertaking:

3.1.
Dr. Belleli is the General Manager of the respondent 2 and all the employees of the respondent 2 are her subordinates. If the facts written in this sub-section are changed, the provisions specified below at sub-section 4.2 will apply also to all of the Respondent 2 employees and their superiors.

3.2.	Dr. Belleli will instruct all the Respondent 2 employees to act according to paragraph 4 below and will supervise the compliance of its provisions.

3.3.	The Respondent 1 and any of its related parties will not use the information in dispute.

3.4.	A declaration that the above and below mentioned provisions that were given the effect of a Judgment of the Hon. Court, will apply to him personally.

4.
The respondents hereby undertake that they, or any related party, will avoid any use of the information in dispute (such use will include, but will not be limited to: copying, transference [electronically or physical], photocopying or deletion), excluding the use made during the regular course of business by the Respondent 2. If the Respondent 2 or a related party acting on its behalf, wishes to transfer the information in dispute to any third party, the following provisions will apply before this transference will take place:

4.1	The Respondent 2 will provide the Trustee with details as to the identity of the abovementioned third party.
4.2	The Respondent 2 will provide the Trustee with a Non Disclosure Agreement (NDA), in a common form, signed by the above mentioned party, excluding the following exceptions:
4.2.1	The above mentioned third party is a government authority or a hospital that requires the aforementioned information;
4.2.2	It is the first phase of a commercial negotiation, in which it is not customary to ask the third party to sign an NDA as aforementioned before revealing information.
4.3	In any event, the disclosure of information that is not usually disclosed to investors, i.e., Standard Operating Procedures and Manufacturing Instructions, is prohibited.
4.4	The provisions stated in the above sub-sections 4.1 to 4.3, will not apply to public lectures that are performed in good faith.

5.	The Respondents and any related party hereby undertakes to avoid from any use in the brands Thera Vitae, VesCell, and the Applicant's registered Trademarks.
6.	Further to the completion of the aforementioned act, the material will be restored to the lab.
7.
The Respondents and any related party will not permit the treatment of a patient by the product, unless given an explicit undertaking by a cardiologist or a surgeon that the patient suffers from one or more of the following medical conditions: Peripheral Arterial Disease, Ischemic Heart Disease, Heart Failure.

8.
The Respondents hereby undertakes that they and their employees will make reasonable efforts to assist and cooperate in laboratory experiments and other laboratory activities, which are necessary for the registration of the patents mentioned in the Application and that were annexed to the Respondents Response of February 24, 2010. The Applicant will bare the reasonable costs of the aforementioned cooperation.

9.
The Respondents and related parties hereby undertake that they will cooperate with the Applicant and its parent company, and will make the reasonable efforts to assist the ongoing legal proceedings in Canada.

10.	The undertakings under this agreement apply in Israel as well as abroad.
11.	This Agreement will remain valid until the termination, or until any other ruling by the arbitrator, of the arbitration proceedings in the province of Alberta.
12.	This Agreement and any dispute arising from it will be governed by the Laws of Israel. The parties submit to the exclusive jurisdiction of the Hon. Court.
13.
The guaranties deposited by the Applicant will be restored, as for the purpose of this procedure only, any contentions or arguments between the parties regarding the interim proceedings, are removed with the execution of this Agreement.

Therefore, the Hon. Court is requested to grant this Agreement the effect of a Judgment.

Judgment

The Settlement Agreement is herby given the effect of a Judgment.

It is herby declared that this Arrangement will not derogate or underrate any Judgment or other ruling granted in the arbitration proceedings between the parties, and that the purpose and validity of this Agreement are aimed merely for the interim proceedings held in this matter.

Granted and announced today, March 4, 2010, before the parties.

Jacob Shinman, Judge